Exhibit 99.1

Contacts:
Susan M. Kanaya	Burns McClellan
Senior Vice President, Finance and	Media Inquiries
Chief Financial Officer or	Justin Jackson, Ph.D.
Markus J. Cappel, Ph.D.	212-213-0006
Chief Business Officer	jjackson@burnsmc.com
650-210-2900
investor@chemocentryx.com

ChemoCentryx Announces Financial Results for the Quarter Ended June 30, 2012

MOUNTAIN VIEW, Calif., August 10, 2012 – ChemoCentryx, Inc. (NASDAQ:CCXI) announced today its financial results for the three and six months ended June 30, 2012. Net loss for the second quarter ended June 30, 2012 was $10.9 million compared to $7.9 million during the same quarter in 2011. Net loss for the six months ended June 30, 2012 was $20.0 million compared to $14.2 million for the same period ended June 30, 2011. Cash, cash equivalents and investments totaled $137.1 million at June 30, 2012, compared to $96.1 million at December 31, 2011.

“The second quarter was an important period for ChemoCentryx, during which we presented data from key programs at major medical meetings and expanded our Board with veteran industry executives who bring extensive operational and medical and regulatory affairs experience,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “In addition to presenting positive data in rheumatoid arthritis for our CCR1 inhibitor, CCX354, at the EULAR conference, we also described our innovative approach to renal vasculitis with our C5aR inhibitor, CCX168, at the international ERA-EDTA meeting. Furthermore, we described our promising early-stage data at major diabetes and oncology conferences (ADA and ASCO) for our wholly owned programs in metabolic disease and oncology. We continue to be on track to advance at least one new drug candidate into the clinic by the end of this year; all enabled by a strong capital position.”

Selected Three and Six Month Financial Results for Periods Ended June 30, 2012

Revenues for the three and six months ended June 30, 2012 were $1.1 million and $2.1 million, compared to $1.2 million and $4.2 million for the same periods in 2011. The decreases in revenue from 2011 to 2012 for both the three and six month periods were primarily due to lower funding of clinical support from GSK for CCX354 and CCX168 partially offset by a slight increase in revenue relating to the upfront payment from GSK following our decision not to advance CCX832, thereby shortening the estimated term of our remaining performance obligation.

Research and development expenses for three and six months ended June 30, 2012 were $9.7 million and $16.6 million compared to $7.3 million and $14.6 million for the same periods in 2011. The increases in expense from 2011 to 2012 for both the three and six month periods were primarily due to the an increase in expenses relating to patient enrollment in our CCX140 Phase II trials in diabetic nephropathy and an increase in expenses associated with advancing our independent next-generation drug candidates into the clinic. These increases were partially offset by a decrease in expense associated with the completion of our Phase II clinical trial of CCX354 in rheumatoid arthritis in 2011 and the subsequent transfer of CCX354 to GSK following GSK’s exercise of its option to CCX354 in November 2011.

General and administrative expenses for the three and six months ended June 30, 2012 were $2.5 million and $5.0 million compared to $1.9 million and $3.9 million for the comparable periods in 2011. The increases from 2011 to 2012 for both the three and six month periods were primarily due to increased stock based compensation expense for 2012 stock option grants in addition to higher professional service fees relating to fulfilling our obligations as a public company.

Cash, cash equivalents and investments totaled $137.1 million at June 30, 2012.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. The Company’s most advanced drug candidate, vercirnon (also known as Traficet-EN, CCX282 or GSK1605786), a specific CCR9 inhibitor, completed a multi-national clinical trial, called PROTECT-1, in patients with moderate-to-severe Crohn’s disease, where it demonstrated the ability to induce a clinical response and to maintain clinical remission, and is now in Phase III clinical development. The Company’s lead independent drug candidate, CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX354 (also known as GSK2941266), a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis, and CCX168, a C5aR inhibitor in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the Securities and Exchange Commission (“SEC”), including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2011, which is available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.ChemoCentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$1,128	$1,232	$2,146	$4,180

Total revenues:	1,128	1,232	2,146	4,180
Operating expenses:
Research and development	9,694	7,273	16,603	14,593
General and administrative	2,473	1,941	5,035	3,949

Total operating expenses	12,167	9,214	21,638	18,542
Loss from operations	(11,039)	(7,982)	(19,492)	(14,362)
Interest income	167	105	270	224
Interest expense	(21)	(26)	(756)	(53)

Net loss	$(10,893)	$(7,903)	$(19,978)	$(14,191)

Basic and diluted net loss per share	$(0.30)	$(1.90)	$(0.58)	$(3.43)

Shares used to compute basic and diluted net loss per share	36,168,520	4,150,894	34,585,025	4,143,060

	June 30, 2012	December 31, 2011
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$137,116	$96,086
Working capital	121,742	81,962
Total assets	140,214	101,551
Non-current equipment financing obligations	666	947
Accumulated deficit	(114,276)	(94,298)
Total stockholders’ equity	126,409	75,997